Execition Copy	Exhibit 10.1
AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 29, 2005, between FLAG ACQUISITION CORPORATION, a Delaware corporation, (the “Merger Sub”) and CELSO LOURENCO GONCALVES (“Goncalves”).
     WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) made and entered into as of the 18th day of May, 2005, by and among Flag Holdings Corporation, a Delaware corporation (“Parent”), the Merger Sub, a wholly owned subsidiary of Parent, and Metals USA, Inc. (the “Company”), Parent will acquire all of the capital stock of the Company by merging (the “Merger”) the Merger Sub with and into the Company (the “Transaction”);
     WHEREAS, concurrently with the execution of the Merger Agreement, as a condition and inducement to Parent’s and the Merger Sub’s willingness to enter into the Merger Agreement, the Merger Sub is entering into this Agreement;
     WHEREAS, in connection with the Transaction, the Company, as the Surviving Corporation (as that term is defined in the Merger Agreement) in the Merger, desires to employ Goncalves and Goncalves desires to be employed by the Company;
     WHEREAS, the Company and Goncalves are parties to that certain employment agreement dated February 18, 2003 (the “Prior Agreement”); and
     WHEREAS, Goncalves, as a condition of his employment, will make a substantial investment in Parent concurrently with the closing of the Transaction by purchasing 188,000 shares of common stock of Parent, par value $0.01, at a price of $10 per share;
     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Employment Period.
     The initial term of Goncalves’ employment hereunder shall be for a period of five (5) years (the “Initial Term”) commencing on the closing of the Transaction (the “Effective Date”) and ending on the fifth anniversary of the Effective Date, unless terminated earlier pursuant to Section 3 of this Agreement (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed for successive one (1) year terms upon the Expiration of the Initial Term unless either party gives at least ninety (90) days written notice of its intention not to renew the Employment Period. Upon Goncalves’ termination of employment with the Company for any reason, he shall immediately resign all positions with the Company or any of its subsidiaries or affiliates, including any position as a member of the Parent’s Board of Directors and a member of the Company’s Board of Directors (the “Board”).

     Section 2. Terms of Employment.
          (a) Position. During the term of Goncalves’ employment, Goncalves shall serve as President and Chief Executive Officer of the Company and shall be responsible for the management and affairs of the Company as directed by the Company’s Board. In addition to serving as President and Chief Executive Officer, prior to an initial public offering of the Parent’s common stock, Goncalves shall be a member of the Parent’s Board of Directors and the Company’s Board. In performing his duties hereunder, Goncalves shall report directly to the Board.
          (b) Duties. During the term of Goncalves’ employment, Goncalves agrees to devote all of his business time to the business and affairs of the Company and to use Goncalves’ reasonable best efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Goncalves from (i) serving on civic or charitable boards or committees, (ii) delivering lectures or fulfilling speaking engagements and (iii) managing personal investments, so long as such activities do not materially interfere with the performance of Goncalves’ responsibilities hereunder.
          (c) Compensation.
               (i) Base Salary. During the term of Goncalves’ employment, Goncalves shall receive an initial annual base salary in an amount equal to $525,000.00 (the “Annual Base Salary”), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company. Notwithstanding anything herein, the Annual Base Salary will not be reduced without Goncalves’ consent, unless the reduction is related to a broader compensation reduction that is not limited to Goncalves and does not exceed 10% of his Annual Base Salary.
               (ii) Bonuses. For fiscal year 2005,Goncalves shall be eligible to receive a bonus pursuant to the plan as in existence prior to the Effective Date in an amount to be determined by the Board in good faith. Thereafter, during the Employment Period, the Company shall establish a bonus plan for each fiscal year (the “Plan”) pursuant to which Goncalves will be eligible to receive an annual bonus (the “Bonus”). The Board or the Compensation Committee of the Board will administer the Plan and establish performance objectives for each year to be mutually agreed upon with Goncalves. In the event that the Company achieves target based on actual performance, Goncalves shall be entitled to receive a Bonus in an amount equal to no less than Goncalves’ Annual Base Salary. Goncalves will be entitled to receive the Bonus only upon the Company’s achievement of the specified performance objectives and if Goncalves is employed on the last day of the applicable performance period (subject to Section 4). The Bonus shall become payable on or before March 15 following the end of the applicable fiscal year provided that the Board or Compensation Committee finally determines (x) that the Company has achieved the applicable performance objectives and (y) the amount of bonuses that shall be paid to each executive entitled to receive a bonus for the applicable bonus year. Notwithstanding the immediately preceding sentence, in the event Goncalves’ employment is terminated: (A) as a result of Goncalves’ death or Disability; (B) by the Company without Cause; (C) by Goncalves for Good Reason; or (D) because the Company elects not to renew the Employment Period, Goncalves shall be entitled to receive a prorated Bonus for the year in which termination occurs, based on actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates.
               (iii) Compensation Consultant. Following the Effective Date, the Company shall retain a compensation consulting firm to conduct a compensation review, following which the Board shall consider, in its sole discretion, increasing Goncalves’ Annual Base Salary and bonus target retroactively to the Effective Date.
               (iv) Benefits. During the term of Goncalves’ employment hereunder, he shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other senior executives of the Company. The benefits provided to Goncalves shall be individually the same and in the aggregate equal to or greater than those benefits that Goncalves was receiving at the Company immediately prior to the Effective Date. Notwithstanding anything in this Section 2(c)(iv) to the contrary, all benefit obligations are subject to guidance issued by the U.S. Department of Treasury under Section 409A of the Code. To the extent required, the Company may modify the benefits provided under this Section 2(c)(iv) to comply with such guidance; provided, however, that the aggregate value of benefits provided to Goncalves after such modification shall not be less than the aggregate value of the benefits provided to him prior to the modification.
               (v) Expenses. During the term of Goncalves’ employment, Goncalves shall be entitled to receive reimbursement for all reasonable expenses incurred by Goncalves in performance of his duties hereunder provided that Goncalves provides all necessary documentation in accordance with Company policy.
               (vi) Vacation and Holidays. During the term of Goncalves’ employment, Goncalves shall be entitled to five weeks of paid vacation.
               (vii) Stock Options. Concurrent with the closing of the Transaction, Parent shall grant Goncalves two stock option grants (the “Executive Options”) to purchase Parent’s common stock, par value $ .01, at an exercise price of $10 per share. Each grant will be pursuant to the terms and conditions set forth in the Parent’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”) and will be subject to the terms of the Stock Incentive Plan and Goncalves’ Non-Qualified Stock Option Agreement.
                    (A) The first grant will be for options to purchase 406,900 shares of the Parent’s common stock and will be exercisable for a maximum of ten years subject to the vesting, termination and other terms set forth in Goncalves’ Stock Option Agreement.
                    (B) The second grant will be for options to purchase an additional 18,800 shares of the Parent’s common stock, which options will be fully vested as of the grant date and exercisable on or before March 30, 2006, on which date the options shall terminate. If Goncalves exercises all or a portion of these options on or before March 30, 2006, Goncalves will receive an additional 2.17 options to purchase shares of the Parent’s common stock for each option exercised to a maximum additional award of 40,790 options. If the foregoing calculation results in a fractional number of options, the fractional option shall be disregarded. The options contingent upon the exercise of the options terminable on March 30, 2006 will be exercisable for a maximum of ten years subject to the vesting, termination and other terms set forth in Goncalves’ Stock Option Agreement.
               (viii) Restricted Stock. Concurrent with the closing of the Transaction, the Parent shall grant Goncalves 36,000 shares of its common stock, par value $ .01 (the “Stock Grant”). The Stock Grant will be pursuant to the terms and conditions set forth in the Stock Incentive Plan and will be subject to the terms of the Stock Incentive Plan and Goncalves’ Restricted Stock Agreement
               (ix) Investment. Concurrent with the closing of the Transaction, Goncalves shall purchase 188,000 shares of the Parent’s common stock, par value $0.01, at a price of $10 per share.
     Section 3. Termination of Employment.
          (a) Death or Disability. Goncalves’ employment shall terminate automatically upon Goncalves’ death. If Goncalves becomes subject to a Disability during the Term of Employment (pursuant to the definition of Disability set forth below), the Company may give Goncalves written notice in accordance with Sections 3(e) and 10(h) of its intention to terminate Goncalves’ employment. For purposes of this Agreement, “Disability” means (i) Goncalves’ inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical of mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.
          (b) Cause. Goncalves’ employment may be terminated at any time by the Company for Cause. For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or a crime of moral turpitude; (ii) the commission of a willful and material act of dishonesty involving the Company; (iii) a material non-curable breach of Goncalves’ obligations under this Agreement; (iv) any breach of the Company’s policies or procedures which causes material harm to the Company; (v) any other willful misconduct which causes material harm to the Company or its business reputation; (vi) a failure by Goncalves to cure a material breach of his obligations under this Agreement, the Investor Rights Agreement among the shareholders of Parent, the Subscription Agreement between Goncalves and Parent or the Non-Qualified Stock Option Agreement between Goncalves and Parent within 30 days after written notice of such breach; (vii) breach of any of Goncalves’ representations contained in this Agreement; or (viii) prior to the closing of the Transaction, the emergence of any facts or developments that, in the aggregate, are reasonably likely to adversely impact (for the Company or Goncalves) the pending litigation involving Goncalves, or, whether before or after the closing of the Transaction, the occurrence of a materially adverse outcome in such litigation.

          (c) Termination Without Cause. The Company may terminate Goncalves’ employment hereunder without cause at any time.
          (d) Good Reason. Goncalves’ employment may be terminated at any time by Goncalves for Good Reason or without Good Reason upon ninety (90) days prior written notice. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without Goncalves’ consent: (i) a reduction in Goncalves’ Annual Base Salary or Bonus potential described in Section 2(c)(ii) of this Agreement (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive); (ii) a material diminution of Goncalves’ responsibilities as President and Chief Executive Officer or, prior to an initial public offering, the failure to re-elect Goncalves to the Board of Directors of the Company or the Parent; (iii) relocation of Goncalves’ primary work place, as assigned to him by the Company, beyond a fifty (50) mile radius from the Company’s current corporate office in Houston, Texas; or (iv) a material breach by the Company of this Agreement; provided, however, that none of the events described in the foregoing clauses (i), (ii), (iii) or (iv) shall constitute Good Reason unless Goncalves shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such events within thirty (30) days after the Company’s receipt of such written notice.
          (e) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Goncalves for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(h). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Goncalves’ employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Goncalves or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Goncalves or the Company hereunder or preclude Goncalves or the Company from asserting such fact or circumstance in enforcing Goncalves’ or the Company’s rights hereunder.
          (f) Date of Termination. “Date of Termination” means (i) if Goncalves’ employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Goncalves for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e), as the case may be and (ii) if Goncalves’ employment is terminated by reason of death, the date of death.
     Section 4. Obligations of the Company upon Termination.
          (a) With Good Reason; Other Than for Cause, Death or Disability; or Upon the Company’s Election Not to Renew the Employment Period. If during the Employment Period, the Company shall terminate Goncalves’ employment other than for Cause, Goncalves shall terminate his employment for Good Reason, the termination of Goncalves’ employment in any case is not due to his death or Disability or upon the Company’s election not to renew the

Employment Period, then the Company will provide Goncalves with the following severance payments and/or benefits:
          (i) The Company shall pay to Goncalves in a lump sum (i) the Annual Base Salary through the Date of Termination to the extent not paid, and (ii) to the extent not previously paid, the Bonus earned for any year prior to the year in which the Date of Termination occurs to the extent that Goncalves is employed on the last day of the applicable performance period such Bonus to be paid in accordance with the terms of the Plan. (“Accrued Obligations”);
          (ii) After the Date of Termination, the Company will pay Goncalves (x) within ten (10) days of the Date of Termination, a lump sum equal to twelve (12) months of his Annual Base Salary; and (y) commencing on the first day of the thirteenth month following the Date of Termination an amount equal to one-twelfth of his Annual Base Salary and continuing payment of such amount on the first day of each successive month until the earlier of (i) the first day of the twenty-fourth month following the Date of Termination (the “Severance Period”), and (ii) the date, if any, Goncalves violates the terms of this Agreement in any material respect.
          (iii) The Company will pay Goncalves a prorated Bonus for the year in which termination occurs, based on actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid on or before March 15 of the year immediately following the end of the year to which such bonus relates.
          (iv) After the Date of Termination, provided Goncalves elects to continue his and his beneficiaries’ participation in the Company’s medical benefit plan in which they participated prior to the Date of Termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company will reimburse Goncalves for the monthly cost of continuing such coverage within 10 business days of each payment by Goncalves for the lesser of: (x) eighteen months following the Date of Termination; and (y) the period preceding the date that Goncalves becomes eligible to receive medical coverage under another employee benefit plan (“COBRA Benefits”).
Thereafter, the Company shall have no further obligation to Goncalves or his legal representatives under this Section 4(a).
          (b) Death or Disability. If Goncalves’ employment shall be terminated by reason of Goncalves’ death or Disability, then the Company will provide Goncalves with the following severance payments and/or benefits:
               (i) The Company shall pay Goncalves or his legal representatives (A) the Accrued Obligations; (B) a lump sum equal to twelve months of his Annual Base Salary in the event his employment is terminated by reason of a Disability or a lump sum equal to twenty-four months of his Annual Base Salary in the event his employment is terminated by reason of his death; (C) his prorated Bonus for the year in which his termination occurs, the amount of which bonus, if any, shall be determined and paid on or before March 15 of the year immediately following the end of the year to which such bonus relates; (D) the continuance of death or

Disability benefits thereafter in accordance with the terms of such plans then in effect; and (E) COBRA Benefits. Thereafter, the Company shall have no further obligation to Goncalves or his legal representatives.
               (ii) In addition, in the event of Goncalves death, Goncalves’ beneficiary may, by written notice delivered to the Company within one hundred and eighty (180) days of Goncalves’ death , elect to sell all or any portion of the shares of common stock of Parent held by Goncalves (including any shares of the Parent’s common stock received upon a distribution from any deferred compensation plan or any common stock issuable upon exercise of any options held by Goncalves) for Fair Market Value (as each such term is defined in the Investor Rights Agreement dated as of the date hereof (the “Investor Rights Agreement”). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares. The closing date of the sale purchase pursuant to this Section 4(b)(ii) shall take place on a date designated by the Company or its subsidiaries (or their designee), as applicable, in accordance with the provisions of the Investor Rights Agreement. Notwithstanding the foregoing, the Company shall have no obligation to repurchase Goncalves’ common stock if: (x) such purchase would violate any restriction imposed on the Company by federal law, Delaware General Corporate Law or other applicable law; (y) the purchase would constitute a breach or other violation of the Company’s or its subsidiaries’ debt and equity financing agreements or any other agreements concerning the Company’s Indebtedness (as that term is defined in the Investor Rights Agreement); or (z) the Company and its subsidiaries lack current or project a future lack of cash reserves in excess of the Company’s and its subsidiaries cash operating requirements to finance the purchase.
          (c) Cause; Other than for Good Reason. If Goncalves’ employment shall be terminated by the Company for Cause or by Goncalves without Good Reason, then the Company shall have no further payment obligations to Goncalves other than for payment of the Accrued Obligations. Thereafter, the Company shall have no further obligation to Goncalves other than any indemnification rights he may have pursuant to Section 9, provided, however, that the Company shall have no obligation to indemnify Goncalves for any act resulting in his Termination for Cause.
          (d) Separation Agreement and General Release. The Company’s obligations to make payments under Sections 4(a) and 4(b) will be conditioned on Goncalves or his legal representatives executing and delivering a mutually agreeable separation agreement and general release of the Company and its Subsidiaries in a form acceptable to the Company, which form shall include inter alia a general release of Goncalves, but not a release of any claims arising out of (i) Goncalves’ willful misconduct or criminal acts; or (ii) third party claims.
     Section 5. Nondisclosure and Nonuse of Confidential Information.
          (a) Goncalves shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which Goncalves is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Goncalves’ performance in good faith of duties assigned to Goncalves by the Company. Goncalves will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Goncalves shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which Goncalves may then possess or have under his control.
          (b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Goncalves while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Goncalves proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
          (c) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Goncalves (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.
     Section 6. Non-Solicitation; Non-Competition.
          (a) During the period commencing on the Effective Date and ending on the second anniversary of the Date of Termination (the “Restricted Period”), Goncalves shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or any Affiliate of the Company until eighteen (18) months after such individual’s employment relationship with the Company or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.
          (b) Goncalves acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Goncalves agrees that during the period commencing on the Effective Date and continuing through the end of the Restricted Period, Goncalves shall not directly or indirectly, engage in the fabrication, sale or distribution of any product fabricated, sold or distributed by the Company or its subsidiaries on the Date of Termination or during the Restricted Period anywhere in the United States in which the Company or its subsidiaries is doing business. For purposes of this Agreement, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise. Nothing herein shall prohibit Goncalves from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as Goncalves has no active participation in the business of such corporation.
          (c) In the event (i) Goncalves materially breaches the terms of this Agreement (including Section 5 or this Section 6 hereof), or materially breaches the terms of any other agreement between Goncalves and the Company or its subsidiaries; (ii) Goncalves’ employment is terminated by the Company for Cause; (iii) Goncalves resigns his employment for any reason other than Good Reason prior to the first anniversary of the Effective Date; or (iv) Goncalves experiences a Bankruptcy Event (as that term is defined in the Investor Rights Agreement), then Parent (or its designee) shall have the right, but not the obligation, to repurchase all or any portion of the shares of common stock of Parent held by Goncalves (including any shares of Parent’s common stock received upon a distribution from any deferred compensation plan or any common stock issuable upon exercise of any options held by Goncalves) for the lesser of (x) Original Cost and (y) Fair Market Value (as each such term is defined in the Investor Rights Agreement). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares. The closing date of the purchase pursuant to this Section 6(d) shall take place on a date designated by the Company or its subsidiaries (or their designee), as applicable, in accordance with the provisions of the Investor Rights Agreement. The Company (or its designee) shall have the right to record the transfer of the shares of common stock in connection with such purchase on its books and records without the consent of Goncalves.

     Section 7. Severance Payments.
          In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Goncalves violates any provision of the foregoing Sections 5 or 6, any severance payments then or thereafter due from the Company to Goncalves shall be terminated immediately and the Company’s obligation to pay and Goncalves’ right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction that Goncalves has violated Sections 5 or 6 of this Agreement, in each case without limiting or affecting Goncalves’ obligations under such Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.
     Section 8. Executive’s Representations, Warranties and Covenants.
          (a) Goncalves hereby represents and warrants to the Company and Merger Sub that:
               (1) Goncalves has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Goncalves;
               (2) the execution, delivery and performance of this Agreement by Goncalves does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Goncalves is a party or any judgment, order or decree to which Goncalves is subject;
               (3) Goncalves is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person;
               (4) upon the execution and delivery of this Agreement by the Merger Sub and Goncalves, this Agreement will be a legal, valid and binding obligation of Goncalves, enforceable in accordance with its terms;
               (5) Goncalves understands that Merger Sub and the Company will rely upon the accuracy and truth of the representations and warranties of Goncalves set forth herein and Goncalves consents to such reliance.
               (6) as of the date of execution of this Agreement, he is not in breach of any of its terms, including having committed any acts which would form the basis for a Cause termination as defined in Section 3 (b) of this Agreement if such act had occurred after the Effective Date.
          (b) The Company (and prior to closing of the Transactions, Merger Sub on behalf of the Company) hereby represents and warrants to Goncalves that:

               (1) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;
               (2) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;
               (3) upon the execution and delivery of this Agreement by the Company and Goncalves, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and
               (4) the Company understands that Goncalves will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.
     Section 9. Indemnification.
          The Company shall secure Directors’ and Officers’ liability insurance for the benefit of Goncalves and shall indemnify Goncalves to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment and his indemnification shall be no less than the broadest indemnification afforded to all directors and officers of the Parent and the Company.
     Section 10. General Provisions.
          (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          (b) Entire Agreement. This Agreement, the Investor Rights Agreement, the Amended Subscription Agreement, the Stock Incentive Plan, the Amended Non-Qualified Stock Option Agreement, the Second Non-Qualified Stock Option Agreement and the Restricted Stock Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, Goncalves and Merger Sub (or, from and after the closing of the Transaction, the Company) acknowledge that any agreement between Goncalves and Metals USA, Inc. entered into prior to the Effective Date, including without limitation, the Prior Agreement, the Employment Agreement between Goncalves and the Company dated May 18, 2005, the Non-Qualified Stock Option Agreement between Parent and Goncalves dated May 18, 2005 and the Subscription Agreement between Parent and Goncalves dated May 18, 2005, shall be of no further force and effect as of the Effective Date.
          (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          (d) Successors and Assigns.
               (i) This Agreement is personal to Goncalves and without the prior written consent of Merger Sub (or, from and after the closing of the Transaction, the Company) shall not be assignable by Goncalves otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Goncalves’ legal representatives.
               (ii) Effective as of the Closing of the Transaction, the Merger Sub will require the Company to assume and agree to perform this Agreement.
               (iii) This Agreement shall inure to the benefit of and be binding upon Merger Sub (or, from and after the closing of the Transaction, the Company) and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          (f) Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto (including, without limitation, Apollo Management V, L.P. and its Affiliates) shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including Sections 5 and 6 of this Agreement, and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement or require Goncalves to account for and pay over to the Company all economic benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against Goncalves. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any judgment or verdict unless the court awards otherwise.
          (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Merger Sub (or, from and after the closing of the Transaction, the Company) and Goncalves and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
          (h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
     If to the Company, to:
Metals USA, Inc.
One Riverway, Suite 1100
Houston, Texas 77056
Facsimile: (713) 965-9967
Attention: Chairman of the Board
     with a copy (which shall not constitute notice) to:
The Apollo Group
9 West 57th Street
New York, New York 10019
Facsimile: (212) 515-3288
Attention: Marc Becker

and
Dreier LLP
499 Park Avenue
New York, New York 10022
Facsimile: (212) 328-6101
Attention: Andrew Bernstein, Esq.
     If to Goncalves, to Goncalves’ address set forth on the signature page hereto.
          (i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.
          (j) Effectiveness. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall have any obligations to Goncalves or his beneficiaries under this Agreement in the event Goncalves is unable to perform his duties hereunder or commits an act that constitutes Cause under Section 3(b) prior to the closing of the Transaction and this Agreement shall be of no force and effect. Further, this Agreement shall become of no force or effect if the Transaction does not close on or before December 15, 2005.
          (k) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          (l) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
          (m) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          (n) Legal Fees. The Company will reimburse Goncalves for his attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, the Investors Rights Agreement, the Subscription Agreement, the 2005 Stock Incentive Plan, the Stock Option Agreement and the Second Stock Option Agreement.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FLAG ACQUISITION CORPORATION

By:	/s/ M. Ali Rashid
Name: M. Ali Rashid Title: President

CELSO LOURENCO GONCALVES

Signature:	/s/ CELSO LOURENCO GONCALVES

Residence Address:

30 Williamsburg Lane Houston, Texas 77024